EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated January 14, 2016 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10-K for the year ended October 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S‑8 (File No. 333-21161, effective February 5, 1997, File No. 333-103152, effective February 12, 2003 and File No. 333-178354, effective December 7, 2011).
/s/GRANT THORNTON LLP
Cleveland, Ohio
January 14, 2016